                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE


     August 11, 1999 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced net earnings for the quarter ended June 30, 1999 of $1.8 million or $0.22 per diluted share compared to $5.3 million or $0.65 per diluted share for the same period in 1998.

     Revenues were $19.9 million for the second quarter of 1999 compared to $22.4 million for the same period one year ago. The $2.5 million decrease was the result of lower dayrates in the North Sea and Southeast Asia markets and decreased utilization, particularly in Southeast Asia. Revenues in the North Sea were lower largely due to reduced dayrates on two vessels, which more than offset the revenue addition of four boats added to this fleet since March 31, 1998. In Southeast Asia, dayrates were slightly lower while utilization fell from 87.3% for the second quarter of 1998 to 61.5% for the current quarter of 1999.

     Operating income of $4.6 million for the second quarter of 1999 was $5.6 million less than the $10.2 million realized in the same period of 1998. The decrease in income was attributable primarily to decreases in revenues and higher operating costs stemming from three bareboat chartered vessels added in 1998. Excluding bareboat fees, daily direct operating costs have remained stable in all markets.

     Although commodity prices have escalated over the past six months, oil service activity has not rebounded in the international arena and is just beginning to show signs of recovery in the U.S. market. The Company's primary markets, the North Sea and Southeast Asia, may not rebound in 1999 even if worldwide commodity prices remain at current levels. Factors which will affect the timing of the anticipated rebound include the level of offshore activity, newbuilding delivery and the deployment of vessels from the Company's primary markets to expanding markets such as Brazil and Africa. Bruce Streeter, President and Chief Operating Officer, said "Current business conditions provide both a challenge to obtain levels of profitability experienced in the past, as well as an opportunity to augment the Company's fleet of modern, technologically sophisticated vessels. We believe our forward contract position and diverse mix of markets and equipment will provide a good earnings stream until the industry recovers while our strong financial position will allow us to take advantage of acquisition opportunities."

     The Company's current financial position continues to strengthen with approximately $45.4 million of net working capital, $35.6 million cash and $75 million of availability under its credit facility. At the end of the second quarter, the Company had 2 vessels under construction with delivery expected in the third quarter of this year. Cash required to complete these vessels is expected to be approximately $3.8 million. The Company expects to drydock eight (8) vessels during the remaining two quarters of 1999 and has budgeted approximately $2.5 million for this purpose.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of forty-six (46) offshore support vessels, primarily in the North Sea, offshore Southeast Asia and Brazil.

Contact:     Edward A. Guthrie, Executive Vice President and CFO
             (713) 963-9522

     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: prices of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GULFMARK OFFSHORE, INC.
Press Release - For Immediate Release
August 11, 1999

                               OPERATING RESULTS
                       (in 000's except per share amounts)

                                     Three Months Ended     Six Months Ended
                                           June 30,              June 30,
                                     -------------------   ------------------
                                        1999      1998       1999       1998
                                      --------  --------   --------   -------
REVENUES.............................  $19,894  $22,447    $41,021   $38,493
Direct operating expenses............  (10,645)  (7,846)   (20,591)  (13,640)
General and administrative expenses..   (1,470)  (1,418)    (3,113)   (2,787)
Depreciation and amortization........   (3,229)  (2,967)    (6,349)   (5,326)
                                       --------  -------    -------  --------
  OPERATING INCOME...................    4,550   10,216     10,968    16,740

Interest expense, net of interest
  income.............................   (2,287)  (2,221)    (4,459)   (3,603)
Other, net...........................       69     (142)       (39)     (212)
                                       --------  -------   --------  --------
Income before income taxes...........    2,332    7,853      6,470    12,925
Income tax provision.................     (530)  (2,523)    (1,760)   (4,128)
                                       -------   -------   --------  --------
Net income...........................  $ 1,802  $  5,330   $ 4,710   $ 8,797
                                       =======  ========   =======   =======
BASIC EARNINGS PER SHARE:
  NET INCOME.........................  $  0.22  $   0.67   $  0.58   $  1.10

DILUTED EARNINGS PER SHARE:
  NET INCOME.........................  $  0.22  $   0.65   $  0.57   $  1.07
                                       =======  ========   =======   =======

Weighted average common shares.......    8,129     7,988     8,126     7,984
Weighted average diluted common
  shares.............................    8,268     8,251     8,260     8,246

Rates per day worked
  North Sea Capable vessels..........   10,295    12,545    10,626    11,654
  Standard vessels
   (Primarily Southeast Asia)........    4,744     5,021     4,785     4,814

Overall Utilization %
  North Sea Capable vessels..........    92.6%     98.5%     93.9%     98.6%
  Standard vessels
    (Primarily Southeast Asia).......    61.5%     87.3%     64.0%     86.6%

Average Owned or Chartered
  North Sea Capable vessels..........     19.3      15.3      19.2      13.7
  Standard vessels
    (Primarily Southeast Asia).......     12.0      14.0      12.0      14.0
                                       -------   -------   -------   -------
   Total.............................     31.3      29.3      31.2      27.7
                                       =======   =======   =======   =======